SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 11, 2009
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (714) 667-8252
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 11, 2009, Grubb & Ellis Company (the “Company”) received written notice (the “Notice”) from NYSE Regulation, Inc. (“NYSE Regulation”) that the Company’s 30 trading-day average market capitalization and stockholders’ equity had each fallen below $50 million and as a consequence, the Company was no longer in compliance with the continued listing criteria of the New York Stock Exchange (the “NYSE”) relating to minimum average market capitalization and stockholders’ equity. As of August 4, 2009, the Company’s 30 trading-day average market capitalization was $45.6 million and the Company’s stockholders’ equity as of June 30, 2009 was $3.7 million.
     The Company’s business operations, SEC reporting requirements and credit agreements are unaffected by the Notice.
     As required by the NYSE, the Company will notify NYSE Regulation by August 25, 2009, of its receipt of the Notice and, among other things, indicate its intention to submit a business plan (the “Plan”) to the NYSE on or before September 25, 2009, in accordance with the NYSE’s rules. The Plan will set forth how the Company intends to return to compliance with the continued listing criteria relating to minimum average market capitalization and stockholders’ equity within 18 months from the Company’s receipt of the Notice.
     The NYSE’s acceptance of the Plan is required in order for the Company to maintain its listing. During this period, the Company’s common stock will continue to be traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing criteria.
     Pursuant to the Notice, the Company has until January 23, 2010 to bring its share price and 30 trading-day average share price back above $1.00.
     The Company issued a press release on August 17, 2009 disclosing receipt of the Notice and matters related thereto. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	The following is filed as an Exhibit to this Current Report on Form 8-K:
99.1	Press release issued by Grubb & Ellis Company dated August 17, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Richard W. Pehlke
Richard W. Pehlke
Chief Financial Officer and Executive Vice President

Dated: August 17, 2009